Exhibit 10.3

REPLIGEN CORPORATION

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTORS’ COMPENSATION POLICY

Cash Fees

Annual Retainer:

Annual Retainer
Board of Directors (the “Board”)
Each Non-Employee Member of the Board	$60,000
Additional Retainer for the Chairperson	$95,000

Audit Committee
Committee Chairperson	$30,000
Other Committee Members	$10,000

Compensation Committee
Committee Chairperson	$20,000
Other Committee Members	$10,000

Nominating and Corporate Governance Committee
Committee Chairperson	$16,000
Other Committee Members	$5,000

The Annual Retainer will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. Amounts owing to non-employee directors as Annual Retainer shall be annualized, meaning that for non-employee directors who join the Board during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director.

Per Meeting fees:

None, unless otherwise specifically duly approved by the Board or any committee thereof hereafter.

Equity

Annual Equity Grant for each Continuing Non-Employee Director:

Each non-employee director reelected to the Board at any annual meeting of stockholders (excluding any directors who are initially appointed or elected to the Board on the date of such annual meeting of stockholders) shall receive an award of a stock option to purchase shares of Common Stock and an award of restricted stock units on such date (collectively, the “Annual Award”).

The stock option to be granted as part of the Annual Award (i) to the Chairperson of the Board shall have a Value of $102,500 and (ii) to all other non-employee directors shall each have a Value of $85,000. The exercise price of each stock option granted as part of the Annual Award shall be equal to the Closing Price.

The restricted stock unit award to be granted as part of the Annual Award (i) to the Chairperson of the Board shall have a Value of $102,500 and (ii) to all other non-employee directors shall have a Value of $85,000.

Each Annual Award shall be fully vested on the first anniversary of the date of grant or the date of the next annual meeting of stockholders, whichever is earlier, subject to the director’s continued service on the Board through such date.

Initial Equity Grants for a Non-Employee Director:

On the effective date of a new director’s initial appointment or election to the Board (including any directors who are initially appointed or elected to the Board on the date of an annual meeting of stockholders), such new director shall receive an award of an option to purchase shares of Common Stock, which shall have a Value equal to the aggregate Value of the stock option and restricted stock units comprising the then-current Annual Award (the “Initial Award”). The Initial Award shall vest annually in three equal installments on the first, second and third anniversary of the date of grant, provided that if a new director is first elected to the Board at an annual meeting of stockholders, then each vesting date in respect of such Initial Award shall be on the relevant anniversary of the date of grant or the date of the annual meeting of stockholders during such year, whichever is earlier, subject in all cases to the director’s continued service on the Board through such date. The exercise price of each stock option granted as part of the Initial Award shall be equal to the Closing Price.

Additionally, on the effective date of a new director’s initial appointment or election to the Board, such new director shall receive an additional award of (i) a stock option to purchase shares of Common Stock and (ii) restricted stock units, each of which shall have a Value equal to the Value of the stock option and restricted stock units, respectively, comprising the then-current Annual Award, pro-rated based on the number of months from such effective date until the Company’s next annual meeting of stockholders (the “Pro-Rata Award”). Each Pro-Rata Award shall fully vest on the date of the next annual meeting of stockholders, subject to service the director’s continued service on the Board through such date. The exercise price of each stock option granted as part of the Pro-Rata Award shall be equal to the Closing Price.

Sale Event Acceleration

In the event of a Sale Event (as defined in the Company’s 2018 Stock Option and Incentive Plan), the equity retainer awards, including the Initial Award, Pro-Rata Award and each Annual Award, granted to non-employee directors pursuant to this policy shall become 100% vested and exercisable or nonforfeitable immediately prior to such Sale Event.

Definitions

“Closing Price” shall mean the reported closing price of Repligen Corporation’s Common Stock on the Nasdaq Global Market on any grant date, or the preceding business date if there are no market quotations on such date.

“Common Stock” shall mean the common stock of Repligen Corporation, par value $0.01 per share.

“Value” shall mean with respect to (i) any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board Accounting Standards Codification Topic 718; and (ii) any award of restricted stock units, the product of (A) the Closing Price and (B) the aggregate number of shares of Common Stock underlying such award.

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ADOPTED BY THE BOARD OF DIRECTORS on May 26, 2022.